Exhibit 99.1

For Immediate Release:

Contact for The Lightstone Group:

Michael Paluszek 212 981 5149

michael_paluszek@dkcnews.com

FAIRFIELD INN MEADOWLANDS COMPLETES $4.4 MILLION RENOVATION, READY TO HOST SUPER BOWL 2014 FANS

Located across from MetLife Stadium, freshly updated 141-room hotel sports new rooms, lobby and more

EAST RUTHERFORD, NJ – (January 22, 2014) – The Fairfield Inn Meadowlands, located across from the Meadowlands Sports Complex and MetLife Stadium, has completed $4.4 million in renovations in time for hosting fans attending the 2014 Super Bowl.

“We’re ready for kickoff,” said David Lichtenstein, Chairman and CEO of Lightstone Value Plus Real Estate Investment Trust II, Inc. (“LVPR II”), owner of the hotel. “Even though neither of our New York teams will be part of the game, we still expect this to be an exciting time. We are sure Denver and Seattle fans will enjoy our newly renovated facilities.”

The 141-room hotel has been updating all rooms, its lobby, breakfast area, fitness center and exterior façade. The hotel is currently taking reservations for fans and will offer shuttle service to and from MetLife Stadium for the game and related events. About two-thirds of its rooms have been booked already. Fans can call the hotel at 201 507 5222 or visit Marriott.com for availability and rates.

LVPR II purchased the hotel’s $18.7 million first mortgage for $7.9 million in June 2010, but the acquisition had nothing to do with the upcoming the February 2nd big game, Lichtenstein said.

“We saw this as an attractive investment opportunity that was well-positioned and with the ability to grow,” said Lichtenstein. “We believed the location of this hotel, coupled with our planned $4.4 million renovation, were keys to its long-term success. The fact that the Super Bowl was coming was just an added bonus.” LVPR II is a non-traded REIT sponsored by The Lightstone Group, which is also headed by Lichtenstein.

The Fairfield Inn Meadowlands is located in immediate proximity to Teterboro Airport and 15 miles from Newark International Airport. The hotel is also near the Lincoln Tunnel, seven miles west of Midtown Manhattan, providing easy access to all the attractions, dining, shopping, museums and entertainment New York City has to offer. A bus stop in front of the hotel provides non-stop, express service to the city, just blocks from Times Square. The hotel is also adjacent to the Meadowlands Racetrack and the popular Izod Center, one of New Jersey’s largest concert venues.

About LVPR II

LVPR II is a non-traded REIT sponsored by The Lightstone Group. Founded in 1988 by David Lichtenstein, The Lightstone Group has grown to become one of the largest privately held real estate companies in the United States. Its diversified portfolio of hospitality, retail, industrial, office and residential real estate assets includes 8.1 million square feet of commercial space and more than 11,000 multifamily units in 19 states, the District of Columbia and Puerto Rico.

For more information, visit www.lightstonecapitalmarkets.com.

Forward-Looking Statements

All statements contained in this press release, other than statements of historical fact, are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof. These statements are based on LVPR II’s current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements.

###